Exhibit 99.1

FOR IMMEDIATE RELEASE

January 22, 2007

A. O. Smith announces record sales, earnings for 2006

Milwaukee, Wis.—A. O. Smith Corporation (NYSE:AOS) today announced record 2006 earnings of $76.5 million or $2.47 per share on record sales of $2.2 billion. Full-year operating cash flow exceeded $128 million.

Net earnings were 65 percent higher than the $46.5 million earned in 2005, while sales increased 28 percent over the prior year.

The company also announced record fourth quarter earnings of $18.9 million or $.61 per share on sales of $543.6 million. Fourth quarter earnings were positively impacted by a lower tax rate equal to approximately five cents per share that resulted from higher than expected foreign earnings. Net earnings were $16.0 million or $.52 per share on sales of $434.0 million in the fourth quarter of 2005.

“We are pleased with the result we achieved in 2006 and the synergies we have recognized as a result of the GSW acquisition. Furthermore, I am encouraged by the focus and meaningful progress we have made toward margin improvement in all of our businesses,” Chairman and Chief Executive Officer Paul W. Jones commented.

“It was a record year for Water Products with sales of $1.3 billion and operating earnings of $122 million. Operating margin was 9.7 percent. Underlying that strength was the acquisition of GSW, another strong year in China, and improved operations in North America. Although sales and operating profit increased at Electrical Products, earnings continued to be negatively impacted by higher costs for raw materials and freight,” Jones continued.

“In the fourth quarter, the contribution from the GSW acquisition more than offset weaker sales and earnings in the company’s legacy water heating and motor operations related to inventory builds and a slowing housing market,” Jones said.

Water Products

Full-year sales of $1.3 billion at Water Products included $361 million in sales from the April 2006 acquisition of GSW. The company’s legacy water heater business reported an eight percent sales increase in 2006 due to strong performance in the North American residential and commercial product lines and more than 40 percent sales growth in China.

Operating profit for the year was $122.4 million compared with $79.5 million in 2005 as a result of the higher sales volume. Operating margin was 9.7 percent compared to 9.5 percent in 2005. Consistent with the company’s forecast, the acquisition of GSW generated earnings accretion of $.37 per share in 2006.

Fourth quarter sales of $342.4 million were $115 million higher than the 2005 fourth quarter, as the impact of the GSW business more than offset lower sales in the legacy business resulting from a third quarter pre-buy in the domestic residential and commercial businesses.

Operating profit for the quarter ended Dec. 31 was $34.0 million compared with $25.4 million in the fourth quarter of 2005 as the addition of GSW more than offset the lost contribution from lower sales volumes in the legacy business. Operating margin in the quarter was 9.9 percent, compared with 11.2 percent in 2005. Fourth quarter 2005 operating profit included a LIFO benefit of $3 million.

Electrical Products

Full-year sales increased five percent at Electrical Products to $906 million. The sales improvement was due to improved pricing and the November 2005 acquisition of the Yueyang commercial motor business in China which more than offset lower unit volumes.

Operating profit of $48.1 million was approximately 14 percent higher than 2005 operating profit of $42.3 million. The year-over-year improvement resulted primarily from a decline in restructuring charges. Operating margin was 5.3 percent compared to 4.9 percent in 2005.

Fourth quarter sales of $201.9 million were three percent lower than the same period in 2005 as a result of the slowing housing market and high levels of inventory in the HVAC and pump motor channels.

Fourth quarter operating profit was $9.3 million, compared with $12.0 million last year. Operating margin was 4.6 percent in the quarter compared with 5.8 percent in 2005 due to the lower volumes and higher restructuring expense.

2007 Outlook

“In 2007 Water Products will benefit from the year-over-year addition of first quarter sales and earnings from the GSW acquisition and additional synergy savings,” Jones observed.

“In addition, we expect to benefit from prior restructuring efforts at Electrical Products and certain strategic initiatives in both businesses. However, we are cautious about the housing slowdown as well as the potential for continued high raw material and freight costs. Accordingly, we are projecting an earnings range for 2007 of between $2.75 and $2.95 per share,” Jones concluded.

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “continue,” or words of similar meaning and include earnings accretion and synergy forecasts. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Factors that could cause such a variance include the following: significant volatility in raw material prices; competitive pressures on the company’s businesses; instability in the company’s electric motor and water products markets; difficulties associated with attaining projected synergies from acquired businesses; adverse changes in general economic conditions; and the potential that assumptions on which the company based its expectations, including those regarding the impact of purchase accounting, are inaccurate or will prove to be incorrect.

Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a diversified manufacturer serving customers worldwide. The company is one of the world’s leading manufacturers and marketers of residential and commercial water heating equipment, offering a comprehensive line featuring the best-known brands in the industry. It is also one of North America’s largest manufacturers of electric motors, with an extensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. A. O. Smith employs approximately 19,500 people at facilities in the United States, Mexico, China, Canada, and Europe.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended December 31		Year ended December 31
	2006	2005	2006	2005
Net sales	$543.6	$434.0	$2,161.3	$1,689.2
Cost of products sold	420.6	335.3	1,697.4	1,337.2

Gross profit	123.0	98.7	463.9	352.0

Selling, general and administrative	86.8	69.2	324.0	251.8
Restructuring and other charges	3.5	4.1	9.6	16.6
Interest expense	7.1	3.0	24.9	13.0
Other expense	0.6	0.4	0.6	1.9

	25.0	22.0	104.8	68.7
Tax provision	5.8	6.0	28.6	22.2

Earnings from continuing operations	19.2	16.0	76.2	46.5
Discontinued operations after tax	(0.3)	—	0.3	—

Net Earnings	$18.9	$16.0	$76.5	$46.5

Diluted Earnings Per Common Share of Stock
Continuing Operations	0.62	0.52	2.46	1.54
Discontinued Operations *	(0.01)	—	0.01	—

Net	$0.61	$0.52	$2.47	$1.54

Average Common Shares Outstanding (000’s omitted)	30,993	30,687	31,004	30,282

*	GSW Building Products sold in December 2006

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) December 31 2006	December 31 2005
ASSETS:

Cash and cash equivalents	$25.8	$24.0
Receivables	378.7	278.8
Inventories	297.3	225.4
Deferred income taxes	22.3	9.9
Other current assets	35.9	37.9

Total Current Assets	760.0	576.0

Net property, plant and equipment	427.2	356.9
Goodwill and other intangibles	587.5	323.5
Deferred income taxes	—	3.4
Other assets	65.2	32.9

Total Assets	$1,839.9	$1,292.7

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$286.6	$205.1
Accrued payroll and benefits	43.5	33.5
Product warranty	32.0	17.3
Long-term debt due within one year	6.9	6.9
Other current liabilities	68.3	44.8

Total Current Liabilities	437.3	307.6

Long-term debt	432.1	162.4
Other liabilities	166.8	99.4
Pension liability	98.5	110.4
Deferred income taxes	20.6	—
Stockholders’ equity	684.6	612.9

Total Liabilities and Stockholders’ Equity	$1,839.9	$1,292.7

A. O. SMITH CORPORATION

STATEMENT OF CASH FLOWS

(dollars in millions)

(unaudited)

	Year ended December 31
	2006	2005
Continuing
Operating Activities
Earnings from continuing operations	$76.2	$46.5

Adjustments to reconcile earnings from continuing operations to net cash provided by (used in) operating activities:
Depreciation & amortization	60.9	52.8
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(21.1)	78.7
Noncurrent assets and liabilities	9.7	6.8
Other	3.1	1.9

Cash Provided by Operating Activities	128.8	186.7

Investing Activities
Acquisition of businesses	(340.7)	(14.8)
Capital expenditures	(68.2)	(50.6)
Proceeds from sale of investments	53.2	—
Purchase of investments	(41.0)	—
Other investing activities	—	(4.5)

Cash Used in Investing Activities	(396.7)	(69.9)

Financing Activities
Long-term debt incurred	275.8	—
Long-term debt retired	(6.9)	(111.8)
Other stock transactions	8.3	12.9
Dividends paid	(20.1)	(19.0)

Cash Provided by (Used in) Financing Activities	257.1	(117.9)

Discontinued
Cash provided by operating activities	1.2	—
Cash provided by investing activities	11.4	—

Cash Provided by Discontinued Operations	12.6	—

Net increase / (decrease) in cash and cash equivalents	1.8	(1.1)
Cash and cash equivalents - beginning of period	24.0	25.1

Cash and Cash Equivalents - End of Period	$25.8	$24.0

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months ended December 31		Year ended December 31
	2006	2005	2006	2005
Net sales
Water Products	$342.4	$227.8	$1,260.8	$833.3
Electrical Products	201.9	208.5	905.9	861.0
Inter-Segment Sales	(0.7)	(2.3)	(5.4)	(5.1)

	$543.6	$434.0	$2,161.3	$1,689.2

Operating earnings
Water Products	$34.0	$25.4	$122.4	$79.5
Electrical Products (1)	9.3	12.0	48.1	42.3
Inter-Segment earnings	—	0.1	(0.1)	(0.1)

	43.3	37.5	170.4	121.7
Corporate expenses (2)	(11.2)	(12.5)	(40.7)	(40.0)
Interest expense	(7.1)	(3.0)	(24.9)	(13.0)

Earnings before income taxes	25.0	22.0	104.8	68.7
Tax provision	5.8	6.0	28.6	22.2

Earnings from continuing operations	$19.2	$16.0	$76.2	$46.5

________ (1) includes pretax restructuring and other charges of:	$3.1	$1.3	$8.9	$12.6
(2) includes pretax restructuring and other charges of:	$0.4	$2.8	$0.7	$4.0